Exhibit 99.1

SPANISH BROADCASTING SYSTEM

TO RESCHEDULE FOURTH QUARTER AND FULL YEAR 2013

RELEASE AND CONFERENCE CALL

Miami, Florida – March 31, 2014—Spanish Broadcasting System, Inc. (NASDAQ: SBSA) (the “Company”) today announced plans to file a Form 12b-25 with the Securities and Exchange Commission to obtain additional time within which to file its annual report on Form 10-K for the year ended December 31, 2013. The Company is unable to file its Form 10-K prior to the filing deadline without unreasonable effort or expense due to unanticipated delays in resolving the accounting treatment of certain deferred tax assets. The Company expects to file the Form 10-K within the 15 day extension period, on or before April 15, 2014.

As a result, the Company will reschedule its fourth quarter and full year 2013 earnings release originally scheduled for after the market close on Monday, March 31, 2014 and its conference call originally scheduled for the morning of April 1, 2014. The Company will notify the investment community of the revised date and time for the rescheduled release and conference call.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Jose I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667